EXHIBIT A



                                 ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

                                 IVACO INC.

the within Membership Interest Units in LCL Holdings I, LLC, a Delaware limited liability company (the "LLC"), and irrevocably appoints Jesse J. Webb as agent to transfer said Membership Interest Units in the LLC. The agent may substitute another to act for him.

     We further direct the LLC to issue new Membership Interest Units of a like Percentage Interest to the above named assignee and deliver such Membership Interest Units to the above address.

     DATED this 3rd day of August, 1999.



                                         MEMBER: Ivacan Inc.


                                         By: /s/ Guy-Paul Massicotte
                                             ------------------------------
                                             Guy-Paul Massicotte, Secretary

                CERTIFICATE OF MEMBERSHIP INTEREST UNITS OF

                            LCL HOLDINGS I, LLC

No. 003                                                           100 Units

     LCL Holdings I, LLC, a limited liability company formed under the laws of the State of Delaware (the "LLC"), hereby certifies that Ivaco Inc. is a member of the LLC whose number of membership interest units therein (as defined in the Limited Liability Company Agreement of LCL Holdings I, LLC, dated as of September 18, 1997 (the "LLC Agreement") under which the LLC was organized and is operating (copies of which are available at the principal office of the LLC)), is equal to one hundred (100) and represents a 100.0% interest in the LLC. The membership interest units represented by this certificate (this "Certificate") shall be governed by, and all of the terms and conditions of such membership interest units are set forth in the LLC Agreement.

     This Certificate when coupled with an assignment in the form set forth on the Assignment attached hereto (or otherwise sufficient to convey an interest in a limited liability company pursuant to the Delaware Limited Liability Company Act), duly executed in blank or assigned to a named assignee, may be used to transfer all or any portion of the percentage interest evidenced by this Certificate subject to the terms, conditions and restrictions of the LLC Agreement.

     This Certificate has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Neither this Certificate nor the membership interest units evidenced hereby, nor any participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, registration. The Holder of this Certificate by its acceptance hereof acknowledges that said membership interests units are held for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, or any state securities laws. The Holder of this Certificate by its acceptance hereof acknowledges the right of the LLC prior to any such offer, sale or transfer
(i) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to the LLC, and (ii) in each of the foregoing cases, to require that an assignment in the form appearing with this Certificate is completed and delivered by the offeror, seller or transferor, as the case may be, to the LLC in the form of the Assignment appended hereto.

     DATED this 3rd day of August, 1999.


                                             LCL HOLDINGS I, LLC


                                             By: /s/ Jesse J. Webb
                                                 --------------------------
                                                 Jesse J. Webb, its Manager